Exhibit 99.1

Anchor Glass Container Corporation Reports 2004 First Quarter Results

TAMPA, Florida, May 5, 2004 — Anchor Glass Container Corporation (NASDAQ:AGCC) today reported financial results for its first quarter ended March 31, 2004.

For the first quarter of 2004, net sales increased 16.7 percent to $189.6 million, from $162.4 million in the prior year reflecting the impact of our new business awards and the continuation of the strong sales growth in all categories that began in the second half of 2003. Net loss in the first quarter of 2004 was $4.3 million, or 17 cents per share (basic and diluted), as compared with a net loss of $11.9 million for the first quarter of 2003.

The improvement in sales was due primarily to the strong increase in shipping volumes, up 18.8 percent over the same period 2003 levels. Incremental volume from new business accounted for nearly half of the year-over-year increase, with all other segments showing solid growth, particularly the beer category.

The decline in net loss resulted from the gains due to sales volume, increased manufacturing productivity due to our betterment initiatives, lower interest cost and reduced rent expense as a result of the 2003 lease buyouts. These positive factors were partially offset by increased energy costs and higher freight expense.

“We are excited to have initiated shipping under our new contracts and we continue to see strong growth in all segments, particularly the beer category. In addition, the plant upgrades we completed last year are showing the results we expected as productivity in the first quarter showed significant improvement over last year,” said Richard M. Deneau, president and chief executive officer.

Capital spending for the quarter totaled $20.9 million as the Company performed a major reconstruction on one of the two furnaces in the Shakopee, Minnesota factory. This project has been completed and the new furnace is now fully operational. The Shakopee rebuild is the only major maintenance capital project planned for 2004.

Dividend Declared

The Board of Directors of Anchor declared a quarterly dividend of $0.04 per share of its common stock. The dividend is payable June 15, 2004 to stockholders of record at the close of business on June 1, 2004.

First Quarter Conference Call

Anchor Glass will discuss first quarter 2004 results during a conference call Thursday, May 6, 2004 at 8:30 a.m. Eastern Time. Interested parties may listen to the call through Shareholder.com investor center at www.shareholder.com/anchor/medialist.cfm or by phone at (800) 289-0572.

Other Disclosures

EBITDA is an amount equal to net loss plus interest expense; income taxes; depreciation and amortization; loss (gain) on fixed asset sales; and other non-cash items. EBITDA is not a presentation made in accordance with generally accepted accounting principles (GAAP) and is not intended to present a superior measure of financial condition or profitability from those determined under GAAP. EBITDA is a primary component of financial covenants under Anchor’s debt agreements. Although management uses this measure, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation.

Forward-Looking Statements

This press release includes forward-looking statements. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements. Forward-looking statements involve risks and uncertainties faced by the Company including, but not limited to, economic, competitive, governmental and technological factors outside the control of the Company that may cause actual results to differ materially from the forward-looking statements. These risks and uncertainties may include the highly competitive nature of the glass container industry and the intense competition from makers of alternative forms of packaging; fluctuations in the prices for energy, particularly natural gas, and other raw materials; the Company’s focus on the beer industry and its dependence on certain key customers; the seasonal nature of brewing and other beverage industries; volatility in demand from emerging new markets; the Company’s dependence on certain executive officers; and changes in environmental and other government regulations. The Company operates in a changing environment in which new risk factors can emerge from time to time. It is not possible for management to predict all of these risks, nor can it assess the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in forward-looking statements. All forward-looking statements are subject to risks and uncertainties, including without limitation those identified in the Company’s annual report on Form 10-K, which could cause actual results to differ from those projected. The Company disclaims any obligation to update any forward-looking statements.

About Anchor

Anchor Glass Container Corporation is the third largest manufacturer of glass containers in the United States. It has nine strategically located facilities where it produces a diverse line of flint (clear), amber, green and other colored glass containers for the beer, beverage, food, liquor and flavored alcoholic beverage markets.

Anchor Glass Container Corporation
Financial Summary
Dollars in thousands. Unaudited.

First quarter ended March 31,

	2004	2003
Net sales	$189,561	$162,403
Cost of products sold	174,996	152,927
Selling and administrative expenses	7,091	6,646

Income from operations	7,474	2,830
Other income (expense), net	397	(588)
Interest expense	(12,141)	(14,131)

Net loss	$(4,270)	$(11,889)

Loss applicable to common stock	$(4,270)	$(14,230)

Basic and diluted net loss per share applicable to common stock	$(0.17)	$(1.05)

Basic and diluted weighted average number of common shares outstanding	24,516,244	13,499,995

EBITDA	$25,188	$19,011

Other data for the first quarter ended March 31,

	2004	2003
Depreciation	$16,627	$15,439
Amortization	969	755
Capital expenditures	20,912	35,170

Balance sheet data

	March 31, 2004	December 31, 2003
Total assets	$717,182	$706,544
Total debt	456,777	431,776
Total stockholders’ equity	92,530	95,563

Reconciliation of net loss to EBITDA
First quarter ended March 31,

	2004	2003
Net loss	$(4,270)	$(11,889)
Interest expense	12,141	14,131
Depreciation and amortization	17,596	16,194
Loss (gain) on fixed asset sales	(1)	71
Other noncash items	(278)	504

EBITDA	$25,188	$19,011

For more information, contact:
Darrin Campbell
Executive Vice President and Chief Financial Officer
Anchor Glass Container Corporation
813-882-7825